EXHIBIT 99.1

Contact:

For Indevus
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES SECOND QUARTER FISCAL 2006 FINANCIAL RESULTS

Company Outlines Schedule for the Release of Clinical Trial Results and Upcoming Development Milestones

LEXINGTON, MA, May 8, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the second quarter of fiscal 2006, ended March 31, 2006. The Company will host a conference call and webcast today beginning at 9:00 am eastern time (details follow below).

The Company reported revenues of $14.4 million and a consolidated net loss of $11.2 million or $0.24 per share for the quarter ended March 31, 2006. This compares to revenues of $9.3 million and a consolidated net loss of $9.7 million or $0.21 per share for the quarter ended March 31, 2005. For the six months ended March 31, 2006, the Company reported revenues of $23.4 million and a consolidated net loss of $23.2 million or $0.49 per share compared to revenues of $15.0 million and a consolidated net loss of $30.9 million or $0.66 per share for the six months ended March 31, 2005.

At March 31, 2006, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $68.4 million.

“The past three months have been marked with numerous accomplishments,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “We completed enrollment in both Phase III clinical trials for SANCTURA XR™ as well as our Phase II pagoclone trial for stuttering. Additionally, we initiated our pharmacokinetic trial for NEBIDO® and began preparations for our Phase II pagoclone trial for premature ejaculation.”

“We are in the midst of one of the most active periods in the history of Indevus,” continued Dr. Cooper. “We expect to announce the results of five Phase II or Phase III trials in the span of twelve months beginning with the results from our stuttering trial for pagoclone within the next month and data from our SANCTURA XR trials in late June and late July. The opportunities ahead are truly exciting.”

Recent Highlights

— The SANCTURA XR Phase III clinical program for overactive bladder has completed enrollment of patients. The Company enrolled approximately 1,200 patients in two Phase III trials. The Company will announce results of the first trial by the end of June and the second trial by the end of July. The Company continues to anticipate filing an NDA with the FDA by the end of calendar 2006.

— The Company announced enrollment was completed in the Phase II trial of pagoclone for stuttering. Results of the trial are expected to be announced by early June.

— The pharmacokinetic trial for NEBIDO for the treatment of male hypogonadism was initiated and is actively enrolling patients.

— The Company announced that it has filed a New Patent Application with the U.S. Patent Office covering the use of pagoclone as a treatment for premature ejaculation and intends to initiate a proof of concept study during the summer.

— The Company completed the acquisition of DELATESTRYL®, a marketed injectable testosterone replacement therapy for the treatment of male hypogonadism, and began marketing the product to urologists and endocrinologists on January 16, 2006.

Financial Results

Total consolidated revenues for the quarter ended March 31, 2006 were $14.4 million, an increase of 55% from the $9.3 million reported for the quarter ended March 31, 2005. Revenue for the quarter ended March 31, 2006 consisted primarily of $4.3 million of revenues received in connection from product sales of SANCTURA® to the Company’s partner Esprit Pharma, $3.4 million from the amortization of upfront and milestone revenue for SANCTURA received from the Company’s partner, $1.8 million of SANCTURA royalties, $1.0 million from product sales of DELATESTRYL, and $2.2 million in sales force subsidy.

Cost of product revenue for the quarter ended March 31, 2006 was $5.8 million, an increase of 71% from the $3.4 million reported for the quarter ended March 31, 2005. Cost of product revenue relates primarily to sales of SANCTURA to Esprit Pharma at cost, costs related to sales of DELATESTRYL and royalties paid to the Company’s licensor, Madaus, for SANCTURA.

Research and development expenses for the quarter ended March 31, 2006 were $9.4 million, an increase of 57% from the $6.0 million reported for the quarter ended March 31, 2005. Marketing, general and administrative expenses for the quarter ended March 31, 2006 were $9.5 million, an increase of 16% from the $8.2 million reported for the quarter ended March 31, 2005.

For the six month period ended March 31, 2006 total consolidated revenues were $23.4 million, an increase of 56% from the $15.0 million reported for the six month period ended March 31, 2005. Revenue for the six month period ended March 31, 2006 consisted primarily of $5.7 million of revenues received in connection from product sales of SANCTURA to the Company’s partner, $6.7 million from the amortization of upfront and milestone revenue for SANCTURA received from the Company’s partner, $3.5 million of SANCTURA royalties, $1.0 million from product sales of DELATESTRYL, and $4.4 million in sales force subsidy.

Cost of product revenue was $7.7 million for the six month period ended March 31, 2006, an increase of 31% from the $5.9 million reported for the six month period ended March 31, 2005. Cost of product revenue relates primarily to sales of SANCTURA to Esprit at cost, the costs related to sales of DELATESTRYL, and royalties paid to Madaus for SANCTURA.

Research and development expenses for the six month period ended March 31, 2006 were $19.8 million, an increase of 66% from the $11.9 million reported for the six month period ended March 31, 2005. Marketing, general and administrative expenses for the six month period ended March 31, 2006 were $17.8 million, a decrease of 31% from the $25.7 million reported for the six month period ended March 31, 2005.

Interest expense included $1.3 million and $2.6 million for the quarter and six month period ended March 31, 2006 in connection with the Company’s July 2003 issuance of Convertible Notes.

Effective October 1, 2005, the Company began recording stock-based compensation as an expense on its income statement under SFAS 123(R). Accordingly, results for the quarter and six month period ended March 31, 2006 included stock-based compensation expense of $1.4 million and $2.4 million, the impact of which is recorded in R&D and MG&A. This new accounting guidance did not impact prior year expenses or earnings.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 9:00 AM eastern time on May 8, 2006. The live call may be accessed by dialing 800-261-3417 from the U.S. and Canada, and 617-614-3673 from international locations. The participant passcode is 56622520. A replay of the call will be available beginning at 11:00 AM on May 8, 2006 and lasting until 12:00 AM on June 8, 2006. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 47241607.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and DELATESTRYL® for the treatment of male hypogonadism. The Company has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

About SANCTURA

SANCTURA is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About DELATESTRYL

DELATESTRYL is contraindicated in men with carcinomas of the breast or with known or suspected carcinomas of the prostate.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA(R) and SANCTURA XR(TM); the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO(R); risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patients and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended March 31, 2006 and 2005

(Amounts in thousands except per share data)

(Unaudited)

	For the three months ended March 31,		For the six months ended March 31,
	2006	2005	2006	2005
Total revenues	$14,422	$9,277	$23,396	$15,040

Costs and expenses:
Cost of product revenues	5,780	3,375	7,650	5,855
Research and development	9,434	6,011	19,754	11,889
Marketing, general and administrative	9,508	8,187	17,816	25,668

Total costs and expenses	24,722	17,573	45,220	43,412

Loss from operations	(10,300)	(8,296)	(21,824)	(28,372)

Investment income	802	738	1,688	1,412
Interest expense	(1,293)	(1,293)	(2,585)	(2,585)
Impairment of equity securities	—	(175)	—	(175)
Minority interest	(435)	1	(435)	1

Loss before income taxes	(11,226)	(9,025)	(23,156)	(29,719)
Provision for income taxes	—	(695)	—	(1,150)

Net loss	$(11,226)	$(9,720)	$(23,156)	$(30,869)

Net loss per common share:
Basic and diluted	$(0.24)	$(0.21)	$(0.49)	$(0.66)

Weighted average common shares:
Basic and diluted	47,281	46,967	47,222	46,946

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2006	September 30, 2005
Cash, cash equivalents and marketable securities	$68,405	$101,217
Other assets	17,547	11,314

Total assets	$85,952	$112,531

Convertible notes	72,000	72,000
Deferred revenue	134,165	142,308
Other liabilities	14,370	13,365
Capital	310,694	306,979
Accumulated deficit	(445,277)	(422,121)

Total stockholders' deficit	(134,583)	(115,142)

Total liabilities and stockholders' deficit	$85,952	$112,531